REVOCABLE PROXY
New Century Bank

Annual Shareholders’ Meeting ______________, 2010

Proxy is Solicited on Behalf of the Board of Directors of New Century Bank

The undersigned shareholder(s) of New Century Bank (the “Bank”) hereby appoints, Jay Sihdu and __________________ as proxies, each with the power to appoint his substitute (such proxies together with any duly appointed substitute, “Proxies”), and hereby authorized each of them with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Bank held of record by the undersigned on ________________, 2010, at the Bank’s Annual Meeting of Shareholders to be held at ______ A.M. on _____________________, 2010, at 99 Bridge Street, Phoenixville, PA 19460, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE

Address Change/Comments (Mark the corresponding box on the reverse side)
(OVER TO VOTE FOR THE PROPOSAL)

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Please mark your vote as
indicated in this sample	[X]
Please indicate below your vote for the following proposals:
	FOR	WITHHOLD AUTHORITY	*Exceptions		FOR	Against	Abstain
1.ELECTION OF DIRECTORS To vote for the election of all nominees below The Board recommends a vote FOR proposal #1.	□	□	□	2.To approve and ratify the New Century Bank Management Stock Purchase Plan. The Board recommends a vote FOR proposal #2.	□	□	□
Nominees C Class – Term to expire in 2012: 01: Kenneth B. Mumma 02: Daniel K. Rothermel 03: John R. Miller *Exceptions:				3.To approve and ratify the New Century Bank 2010 Stock Option Plan. The Board recommends a vote FOR proposal #3.	□	□	□
				4.To ratify the appointment of ParenteBeard LLC as independent registered public accounting firm of the Bank for the fiscal year ending December 31, 2010. The Board recommends a vote FOR proposal #4.	□	□	□
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write the nominee’s name in the space provided below.)				5.To approve and Adopt a Plan of Merger and Reorganization pursuant to which the Bank will reorganize to form a bank holding company structure. The Board recommends a vote FOR proposal #5.	□	□	□

				6.To adjourn the meeting to a date to be proposed at the meeting, if necessary to solicit or receive additional proxies. The Board recommends a vote FOR proposal #6.	□	□	□

This proxy, when properly executed, will be voted in accordance with the directions give by the undersigned shareholder.  In the absence of other directions, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6 and upon such other matters as may properly come before the meeting in accordance with the best judgment of the Proxies.

Signature(s):                                                                 Signature(s):                                                                           Date:             , 2010.
Please sign exactly as name appears.  When shares are held by joint tenants, both should sign.  When signing as attorney-in-fact, execute, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by president or other authorized office.  If a partnership, please sign partnership name by an authorized person.  If a limited liability company, please sign company name by an authorized person.